SECURITIES PURCHASE AGREEMENT

by and between

GLASSBRIDGE ENTERPRISES, INC.

and

IMN CAPITAL HOLDINGS INC.

dated as of March 31, 2019

securities PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of March 31, 2019, by and between GlassBridge Enterprises, Inc., a Delaware corporation and its subsidiaries (“Seller”), and IMN Capital Holdings Inc., a Delaware corporation (“Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 7.07 hereof unless the context clearly provides otherwise.

WHEREAS, Seller owns 100% of the issued and outstanding capital stock of Imation Argentina S.A.C.I.F.I., a corporation formed under the laws of Argentina (“Imation Argentina”), which as of the date hereof consists of 3,208,107 shares (the “Imation Argentina Shares”);

WHEREAS, Seller owns 100% of the issued and outstanding capital stock of Imation Holdings Pte Ltd., a corporation formed under the laws of Singapore (“Imation Singapore”), which as of the date hereof consists of 34,400,048 shares (the “Imation Singapore Shares”);

WHEREAS, Seller owns 100% of the issued and outstanding capital stock of Imation Latin America Corp., a Delaware corporation (“Imation Delaware”), which as of the date hereof consists of 100 shares of common stock (the “Imation Delaware Shares”);

WHEREAS, Seller owns all of the issued and outstanding capital stock of Imation Holding B.V., a corporation formed under the laws of the Netherlands (“Imation Netherlands”), which as of the date hereof consists of 28,000 shares (the “Imation Netherlands Shares”);

WHEREAS, Seller owns 62% of the issued and outstanding capital stock of Imation Corp. Japan, a corporation formed under the laws of Japan (“Imation Japan”), which as of the date hereof consists of 15,143 shares (the “Imation Japan Shares”);

WHEREAS, Seller owns all of the issued and outstanding capital stock of Imation Canada, Inc. a corporation formed under the laws of Canada (“Imation Canada”), which as of the date hereof consists of 15,143 shares (the “Imation Canada Shares”);

WHEREAS, Seller owns 51% of the issued and outstanding capital stock of Global Data Media FZ LLC, a corporation formed under the laws of the United Arab Emirates (“Imation UAE” and, collectively with Imation Argentina, Imation Singapore, Imation Delaware, Imation Netherlands, Imation Japan and Imation Canada, the “Companies” and, each individually, a “Company”), which as of the date hereof consists of 1000 shares (the “Imation UAE Shares” and, collectively with the Imation Argentina Shares, the Imation Singapore Shares, the Imation Delaware Shares, the Imation Netherlands Shares, the Imation Japan Shares and the Imation Canada Shares, the “Shares”);WHEREAS, subject to the terms and conditions set forth herein, Purchaser desires to purchase from Seller all of the Shares and Seller desires to sell to Purchaser all of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES; CLOSING

SECTION 1.01 Purchase and Sale of the Shares; Payment.

(a) On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares for an aggregate purchase price (the “Purchase Price”) consisting of (i) the cash payment equal to One Hundred Dollars ($100.00) payable on the Closing Date (the “Cash Payment”) and (ii) the Contingent Payment (as defined and discussed herein).

(b) Contingent Payment. Promptly following a Payment Occurrence, Purchaser shall direct all proceeds from the Payment Occurrence to be delivered to an escrow agent (such proceeds, the “Escrowed Proceeds”). The Seller shall be entitled to prompt payment of 75% of all net Escrowed Proceeds (which, for the avoidance of doubt, shall be calculated after the payment of (i) the retirement of the Germany pension liability; (ii) contingency fees payable to attorneys engaged in connection with the Subsidiary Litigation; (iii)fees payable to Mach 5, the litigation financing company and (iv) the payment of all applicable taxes including income taxes in connection with the Subsidiary Litigation) (such payment, the “Contingent Payment”). The Seller and the Purchaser acknowledge that the Payment Occurrence may occur in one or more installments and, consequently, the payment of Escrowed Proceeds, may occur in one or more installments.

(c) The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition.”

SECTION 1.02 Closing Date. The closing of the Acquisition and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Sichenzia Ross Ference LLP, 1185 Avenue of the Americas, 37th Floor, New York, New York 10036, at on such other date as mutually agreed to by the parties (the “Closing Date”).

SECTION 1.03 Transactions to be Effected at the Closing. At the Closing:

(a) Seller shall deliver to Purchaser certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer; and

(b) Purchaser shall deliver to Seller the Cash Payment.

ARTICLE II

Representations and Warranties OF Seller

Except as set forth in (i) the documents filed by the Seller with the Securities and Exchange Commission for the period beginning on January 1, 2017 and ending on the date of this Agreement (the “Filed SEC Documents”), to the extent reasonably apparent from the disclosure therein, or (ii) the disclosure letter, dated the date of this Agreement and delivered by Seller to Purchaser prior to the execution of this Agreement, together with any supplements delivered by Seller to Purchaser at or prior to the Closing Date to reflect any necessary changes between the date of execution of this Agreement and the Closing Date (the “Company Disclosure Letter”), which Company Disclosure Letter identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood that disclosure in one section shall also apply to other sections to the extent it is reasonably apparent from the face of the disclosure that such disclosure would also apply to such other sections), Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

SECTION 2.01. Organization.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Seller and each of the Companies

(i) has been duly organized and is validly existing in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization, with all requisite corporate power and authority to own its properties and conduct its business as currently conducted and

(ii) is duly qualified as a foreign corporation for the transaction of business, and is in good standing (to the extent such concept is applicable) under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b) Neither the Seller nor any Company is in breach or violation of any of its certificate of incorporation, bylaws or other Organizational Documents, except for any breach or violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Prior to the Closing Date, Seller will deliver or make available to Purchaser true and complete copies of each Company’s certificate of incorporation, bylaws or other Organizational Documents, each as amended to date.

SECTION 2.02. Capitalization. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned of record and beneficially by Seller. All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or any Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants or other rights of any kind relating to the sale, issuance or voting of any Shares or any securities convertible into or evidencing the right to purchase any Shares. Except as set forth on Section 2.02 of the Company Disclosure Letter, the Companies do not own any shares of capital stock of or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

SECTION 2.03. Authority; Execution and Delivery; Enforceability. Seller has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation by Seller of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. Seller has duly executed and delivered this Agreement and, assuming that this Agreement is the valid and binding agreement of Purchaser, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally, and to general principles of equity.

SECTION 2.04. Title to Shares. Except as set forth on Section 2.04 of the Company Disclosure Letter, Seller has good and valid title to the Shares, free and clear of all Liens other than Permitted Liens. Upon Seller’s receipt of the Cash Payment, good and valid title to the Shares will pass to Purchaser, free and clear of all Liens, other than those arising from acts of Purchaser and other than Permitted Liens.

SECTION 2.05. No Conflicts; Consents.

(a) Except as set forth in Section 2.05(a) of the Company Disclosure Letter, the execution and delivery by Seller of this Agreement do not, and the performance of this Agreement, including the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Seller with the terms hereof will not, (1) conflict with, constitute or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Company under, any provision of (i) the certificate of incorporation, bylaws or other Organizational Documents of Seller or any Company, (ii) any Material Contract to which any Company is a party or by which any of its properties or assets is bound, or (iii) any Law applicable to any Company or its properties or assets, other than in each case any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (2) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of any Company.

(b) Except as set forth on Section 2.05(b) of the Company Disclosure Letter, no notice to, or Consent of, any Person, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Seller or any Company in connection with Seller’s execution, delivery and performance of this Agreement or Seller’s consummation of the Acquisition or the other transactions contemplated hereby except for such Consents, registrations, declarations or filings which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.06. Financial Information. The consolidated financial statements of Seller and its consolidated Subsidiaries included or incorporated by reference in the Filed SEC Documents are based on the books and records of each Company, and fairly present in all material respects the consolidated financial position of Seller as they relate to the Companies, as of the dates indicated therein and the consolidated results of their operations and cash flows for the periods specified therein, and, except as stated therein, such financial statements were prepared in conformity with GAAP applied on a consistent basis.

SECTION 2.07. Absence of Changes. Since September 30, 2018 until the date hereof, no event or circumstance has occurred that, individually, or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.08. No Undisclosed Liabilities. Except as and to the extent disclosed in the Filed SEC Documents, the Companies have not had any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for which is required by GAAP to be set forth on a consolidated balance sheet of Seller and its consolidated Subsidiaries or in the notes thereto, other than liabilities or obligations (i) in the amounts reflected on or reserved against in Seller’s consolidated balance sheet as of September 30, 2018 including in Seller’s financial statements or (ii) that are incurred in the ordinary course of business since September 30, 2018.

SECTION 2.09. Litigation. Except as set forth in Section 2.09 of the Company Disclosure Schedule, there is no pending, or to Seller’s Knowledge, threatened in writing action, claim, suit, proceeding or investigation against any Company, or to which any property, assets or rights of any Company is subject, nor is any Company subject to any Order that remains outstanding or unsatisfied, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.10. Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Companies are operational and in a condition adequate and sufficient for use in each Company’s respective business as it has been conducted to date and as it shall be conducted in the future by Purchaser, ordinary wear and tear excepted.

SECTION 2.11. Compliance with Laws; Permits.

(a) The Companies have all permits, licenses, franchises, authorizations, Orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to own, lease or license their properties, assets and rights, and to carry on their business as presently conducted, except where the failure to have such permits, licenses, franchises, authorizations, Orders and approvals or the failure to make such filings, applications and registrations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such permits, licenses, certificates of authority, Orders and approvals are in full force and effect and, to Seller’s Knowledge, no suspension or cancellation of any of them is threatened in writing, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Companies are in compliance with all applicable Laws, except where the failure to so comply would not result in a Company Material Adverse Effect. This Section 2.11(b) does not relate to matters with respect to the compliance of the financial statements with the Securities Act, the Exchange Act or SOX (which are the subject of Section 2.06), Taxes (which are the subject of Section 2.12), Company Benefit Plans and environmental matters.

SECTION 2.12. Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there has been filed by or on behalf of each Company all material Tax Returns required to be filed by the applicable Company, (ii) all Taxes of the Companies (whether or not shown on such Tax Returns) have been or will be paid in a timely fashion or, where payment is not yet due, have been adequately provided for in the financial statements of the Companies in accordance with GAAP, and (iii) no audit or other proceeding by any Governmental Entity is pending with respect to any Taxes due from the Companies, except with respect to matters for which adequate reserves have been established in accordance with GAAP. Notwithstanding the above, Seller agrees to fully indemnify Purchaser in any amount for any Tax payments Purchaser ultimately has to make with respect to any time period prior to the date hereof as a result of findings by a Governmental Entity that Seller has violated applicable Law.

SECTION 2.13. Contracts. Each written contract to which each Company is a party or by which it is bound, which is material to the business of such Company (each a “Material Contract”), is valid and binding on such Company in accordance with its terms and is in full force and effect, except to the extent that the invalidity or non-binding nature of any Material Contract would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and no Company or, to the Seller’s Knowledge, any other party thereto is in breach or of default under (or received any written notice alleging to be in breach of or default under) of any such Material Contract, or has provided or received any written notice of any intention to terminate, any Material Contract, except for defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.14. Brokers and Finders. Neither the Seller nor its Affiliates have retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

SECTION 2.15. Disclosure. No representation or warranty of Seller or the Companies in this Agreement and no statement in the Company Disclosure Letter contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 7.06 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. To the Seller’s Knowledge, there is no fact that has specific application to the Companies (other than general economic or industry conditions) that could have a Company Material Adverse Effect on the financial or other condition, results of operations, assets, liabilities, equity, business or prospects of the Companies that has not been set forth in this Agreement.

SECTION 2.16. Disclaimer of Other Representations and Warranties. Except as otherwise expressly set forth in this Article II, Seller makes no other representations or warranties and expressly disclaims any other representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the business of the Companies or the assets of the Companies, and Seller specifically disclaims any implied representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of the Companies, or any part thereof.

ARTICLE III

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows as of the date hereof:

SECTION 3.01. Organization.

(a) Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business as currently conducted, and, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, is duly qualified for the transaction of business, and is in good standing (to the extent such concept is applicable) under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b) Purchaser is not in breach or violation of its articles of incorporation, bylaws, or other Organizational Documents.

SECTION 3.02. Authority; Execution and Delivery; Enforceability. Purchaser has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and, assuming that this Agreement is the valid and binding agreement of Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally, and to general principles of equity.

SECTION 3.03. No Conflicts; Consents.

(a) The execution and delivery by Purchaser of this Agreement do not, and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not, (i) have a Purchaser Material Adverse Effect or (ii) conflict with, constitute or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (A) its articles of incorporation, bylaws, other governing instrument or comparable Organizational Documents of Purchaser, (B) any contract to which Purchaser is a party or by which any of its properties or assets is bound, (C) any Law applicable to Purchaser or its properties or assets, other than, in the case of clauses (B) and (C) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby.

SECTION 3.04. Investment Representation. Purchaser acknowledges that Seller has made (or caused to be made) available to Purchaser and its representatives the opportunity to ask questions of the officers and management of the Companies as well as access to the documents, information and records of the Companies, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Companies and their respective assets, liabilities, business and financial condition. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the Company and the merits and risks of an investment in the Shares.

SECTION 3.05. No Knowledge of Misrepresentation or Omission. To the Knowledge of the Purchaser, the representations and warranties of Seller made in this Agreement are true and correct. Purchaser does not have any actual knowledge of any material errors in, or material omissions from, any Section of the Company Disclosure Letter.

SECTION 3.06. Brokers and Finders. Neither Purchaser nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

SECTION 3.07. Certain Purchaser Acknowledgments.

(a) Purchaser acknowledges that neither Seller nor the Companies, nor any other Person acting on behalf of Seller or the Companies or any of their Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or the Companies or their respective businesses or assets, except as expressly set forth in Article II. Purchaser further agrees that neither Seller nor any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information and any information, document or material made available to Purchaser or Purchaser’s representatives in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(b) In connection with Purchaser’s investigation of the Companies, Purchaser or Purchaser’s representatives have received from or on behalf of Seller and the Companies certain financial information and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Purchaser shall have no claim against Seller or any other Person with respect thereto. Accordingly, neither Seller nor any other Person makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

ARTICLE IV

Covenants

SECTION 4.01. Access to Subsidiary Litigation. Purchaser shall afford Seller and its representative full and free access to all books, records and data related to the Subsidiary Litigation and shall afford Seller the opportunity to ask questions of litigation counsel with the Subsidiary Litigation and be present at any litigation proceedings and meetings and have full access to litigation counsels. Purchaser shall promptly inform Seller of any developments with respect to any Subsidiary Litigation (including the settlement offer discussion).

SECTION 4.02. Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will not cause or permit the Companies to, without the prior consent of Purchaser, make any modifications to any Material Contract or Permit except in the ordinary course of business and consistent with past business practices.

SECTION 4.03. Required Approvals. As promptly as practicable after the date of this Agreement, Seller will, and will cause the Companies to obtain such consents set forth on Section 2.05(b) of the Company Disclosure Letter (each a “Material Consent”). Between the date of this Agreement and the Closing Date, Seller will, and will cause the Companies to cooperate with Purchaser with respect to all filings that Purchaser elects to make or that Purchaser is required by Law to make in connection with the Acquisition.

SECTION 4.04. Retention of Books and Records. For a period of one (1) year following the Closing, Purchaser shall retain the books and records of the Companies, and upon reasonable notice, afford the officers, employees, agents and representatives of Seller reasonable access (including the right to make photocopies, at the expense of Seller), during normal business hours, to such books and records.

SECTION 4.05. Certain Consents and Waivers. Notwithstanding the items disclosed in Section 2.05(b) of the Company Disclosure Letter, Purchaser acknowledges that only the Material Consents shall have been obtained prior to the Closing Date and certain consents and waivers other than the Material Consents with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts, Governmental Entities or other Persons and that such consents and waivers have not been obtained. Except for the Material Consents, Seller shall not have any liability to Purchaser or any Company arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract or revocation, suspension or termination of any Permit as a result thereof.

SECTION 4.06. Expenses; Transfer Taxes.

(a) Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, including all costs and expenses incurred pursuant to this Section 4.06.

(b) Notwithstanding anything to the contrary contained herein, Purchaser shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby. Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from any Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

SECTION 4.07. Post-Closing Cooperation. Seller and Purchaser shall cooperate with each other, and shall cause their Affiliates and their officers, employees, agents, auditors and representatives to cooperate with each other, for a reasonable period after the Closing to ensure the orderly transition of the Companies from Seller to Purchaser and to minimize any disruption to the Companies and the other respective businesses of Seller and Purchaser that may result from the transactions contemplated by this Agreement. After the Closing, upon reasonable written notice, Seller and Purchaser shall furnish or cause to be furnished to each other and their Affiliates and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Companies (to the extent within the control of such Party) as is reasonably necessary for financial reporting and accounting matters.

SECTION 4.08. Publicity. No public release or announcement concerning the Acquisition and the other transactions contemplated by this Agreement shall be issued by any Party following the Closing Date without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 4.09. Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to complete the Acquisition and to consummate the transactions contemplated by this Agreement.

SECTION 4.10. Survival. All of Seller’s representations, warranties, covenants, and/or obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated herein for a one year period from the Closing; however, that representations and warranties with respect to tax and securities law matters shall survive for the applicable statute of limitations.

ARTICLE 5

RELEASE

(a) Release of Claims. Seller, on behalf of itself and its predecessors, successors, assigns, their past, present and future officers, agents, directors, employees, investors, stockholders, Affiliates, administrators, beneficiaries, and representatives and the beneficiaries, heirs, executors, and representatives of any of them (the “Seller Releasing Parties”), effective as of the Closing (the “Effective Time”), fully, finally and irrevocably releases, acquits and forever discharges Purchaser, Companies, Companies’ Subsidiaries each of their respective Affiliates, officers directors, employees, attorneys, investment bankers, agents, predecessors, successors and assigns of Purchaser, the Companies and Companies’ Subsidiaries, and the beneficiaries, heirs, executors, representatives of any of them (collectively, the “Seller Released Parties”) from any and all Actions, liabilities, costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral or written Contract or otherwise, known or unknown, past, present or future, suspected or unsuspected, at law or in equity, contingent or otherwise (collectively, a “Seller Potential Claim”), that the Seller Releasing Parties, or any of them, had, has or may have in the future against any of the Seller Released Parties for any matter, cause or thing relating to any Company and/or any of the Company’s Subsidiaries, or any of their respective employees, officers and directors occurring at any time at or prior to the Effective Time including without limitation any matter or claim related to any inter-Company Indebtedness, including Indebtedness between any Company and the Seller, (subject to the exceptions described below, the “Seller Released Matters”), except that the Seller Released Matters do not include, and nothing in this Agreement will affect or be construed as a waiver or release by the Seller Releasing Parties of, any Seller Potential Claim by the Seller Releasing Parties arising from or relating to: (i) any rights or benefits available to any Seller Releasing Party under this this Agreement, the Escrow Agreement or any related agreement entered into by the Seller Releasing Parties in connection with the Acquisition, and (ii) claims that cannot be released as a matter of Law.

(b) Release of Claims. Each Company and Purchaser, on behalf of itself and its predecessors, successors, assigns, their past, present and future officers, agents directors employees, investors, stockholders Affiliates, administrators, beneficiaries, and representatives and the beneficiaries, heirs, executors, and representatives of any of them (the “Purchaser Releasing Parties”), effective as of the Effective Time, fully, finally and irrevocably releases, acquits and forever discharges Seller and its Affiliates, officers directors, employees, attorneys, investment bankers, agents, predecessors, successors and assigns of Seller, and the beneficiaries, heirs, executors, representatives of any of them (collectively, the “Purchaser Released Parties”) from any and all Actions, liabilities, costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral or written Contract or otherwise, known or unknown, past, present or future, suspected or unsuspected, at law or in equity, contingent or otherwise (collectively, a “Purchaser Potential Claim”), that the Purchaser Releasing Parties, or any of them, had, has or may have in the future against any of the Purchaser Released Parties for any matter, cause or thing relating to any Company and/or any of the Companies’ Subsidiaries, or any of their respective employees, officers and directors occurring at any time at, prior to or after to the Effective Time (subject to the exceptions described below, the “Purchaser Released Matters”), except that the Purchaser Released Matters do not include, and nothing in this Agreement will affect or be construed as a waiver or release by the Purchaser Releasing Parties of, any Purchaser Potential Claim by the Purchaser Releasing Parties arising from or relating to: (i) any rights or benefits available to any Purchaser Releasing Party under this Agreement, the Escrow Agreement or any related agreement entered into by the Purchaser Releasing Parties in connection with the Acquisition, and (ii) claims that cannot be released as a matter of Law.

(c) Covenant Not to Sue. Seller irrevocably covenants, effective as of the Effective Time, to refrain from, and, if it controls any of the Seller Releasing Parties, to cause the Seller Releasing Parties to refrain from, asserting any potential claim or commencing, instituting or causing to be commenced any Action against any of the Seller Released Parties, before any Government Entity or in any other forum whatsoever, that arises out of, relates in any way to, or is based on any of the Seller Released Matters. Each Company and Purchaser irrevocably covenant, effective as of the Closing, to refrain from, and, if it controls any of the Purchaser Releasing Parties, to cause the Purchaser Releasing Parties to refrain from, asserting any potential claim or commencing, instituting or causing to be commenced any Action against any of the Purchaser Released Parties, before any Government Entity or in any other forum whatsoever, that arises out of, relates in any way to, or is based on any of the Purchaser Released Matters.

(d) Release Does Not Constitute an Admission. Seller acknowledges and agree that this Article 5 will not be deemed or construed at any time to be an admission by any Seller Released Party of any improper or unlawful conduct. Each Company and Purchaser acknowledge and agree that Article 5 will not be deemed or construed at any time to be an admission by any Purchaser Released Party of any improper or unlawful conduct.

(e) Basis of Defense; Attorney Fees. Effective from the Closing, this Section may be pleaded by the Seller Released Parties or Purchaser Released Parties, as applicable as a full and complete defense and may be used as the basis for any injunction against any Action instituted or maintained against them in violation of this Section , in each case to the extent related to a Seller Released Matter or Purchaser Released Matter, as applicable.

(f) Waiver of Unknown Claims. Seller, each Company and Purchaser, on behalf of themselves and their respective Seller Releasing Parties or Purchaser Releasing Parties, as applicable, effective as of the Closing, expressly waives any rights it may have under any Law that provides that a general release does not or may not extend to claims that the releasor does not know or suspect to exist in the releasor’s favor at the time of executing the release. Seller, each Company and Purchaser each acknowledges, and each of their respective Seller Releasing Parties or Purchaser Releasing Parties, as applicable, shall be deemed to have acknowledged, that the inclusion of such unknown potential claims for any Seller Released Matter or Purchaser Released Matter, as applicable, herein was separately bargained for and was a key element of the release set forth in this Section 5. Seller, each Company and Purchaser each acknowledges, and their respective Seller Releasing Parties or Purchaser Releasing Parties, as applicable, will be deemed to have acknowledged, that it or they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all Seller potential claims or Purchaser potential claims, as applicable, released under this Agreement and agree that all such unknown Seller potential claims or Purchaser potential claims are nonetheless released and that this Agreement will be and remain effective in all respects even if such different or additional facts are subsequently discovered.

ARTICLE VI

CONDITIONS TO CLOSE

SECTION 6.01. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a) All of Seller’s and Companies’ representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if then made;

(b) All of the covenants and obligations that the Seller is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects at Purchaser’s reasonable satisfaction;

(c) Since the date of this Agreement, no event or circumstance shall have occurred that, individually, or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d) There must not have been made or threatened by any Person who is not a party to this Agreement any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of or any other voting, equity or ownership interest in any Company, or (b) is entitled to all or any portion of the Purchase Price;

(e)There must not be in effect any Law or Order that (a) prohibits the Acquisition or consummation of the transactions contemplated under this Agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement; and

(f) The cash balance of the Companies on the Closing Date shall be at least the cash balance of the Companies as of December 31, 2018 and the Seller shall deliver evidence of the foregoing on the Closing Date.

(g) All inter-Company Indebtedness between the Companies and Seller shall be deemed cancelled as of the Closing.

SECTION 6.02 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) All of Purchaser’s representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if then made;

(b) All of the covenants and obligations that Purchaser is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects at Seller’s reasonable satisfaction; and

(c) There must not be in effect any Law or Order that (a) prohibits the Acquisition or consummation of the transactions contemplated under this Agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.01 Termination Events. Subject to Section 7.02, this Agreement may, by notice given before or at the Closing, be terminated:

(a) by mutual consent of Purchaser and Seller;

(b) by Purchaser if Seller has committed a material breach of any provision of this Agreement, Purchaser has not waived such material breach and Seller has not cure such material breach within 30 days of receipt of written notice (with specificity) of such;

(c) by Seller if Purchaser has committed a material breach of any provision of this Agreement, Seller has not waived such material breach and Purchaser has not cure such material breach within 30 days of receipt of written notice (with specificity) of such;

(d) by Purchaser if the satisfaction of any condition in Section 6.01 is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition; or

(e) by Seller if the satisfaction of any condition in Section 6.02 is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition.

SECTION 7.02 Effect of Termination. Each Party’s right of termination under Section 7.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.01, all obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 8.09, 8.10, 8.11, 8.12, and 8.13 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of any other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies, including the right to an immediate refund of any amounts paid to the other Party under this Agreement, will survive such termination unimpaired.

ARTICLE VIII

General Provisions

SECTION 8.01 Statutes. Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been amended or re-enacted.

SECTION 8.02 Non-Business Days. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

SECTION 8.03 Amendments; Waivers. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Seller and Purchaser. By an instrument in writing, Purchaser or Seller may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 8.04 Assignment. This Agreement and the rights and obligations under this Agreement shall not be assignable or transferable by any Party (including by operation of law in connection with a merger or consolidation of such Party) without the prior written consent of the other Party, such consent not to be unreasonably withheld. Any attempted assignment in violation of this Section 5.04 shall be void.

SECTION 8.05 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.06 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.06):

If to Purchaser, to:	IMN Capital Holdings Inc. Phone: Attention:
with a copy (which will not constitute notice) to:	IMN Capital Holdings Inc. 4900 Hopyard Road, Pleasanton, CA 94588 Attention: President

If to Seller, to:	GlassBridge Enterprises, Inc. 510 Madison Avenue, Floor 9 New York, NY 10022 Attention: Chief Executive Officer

with a copy (which will not constitute notice) to:	Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Floor New York, New York 10036 Facsimile: (212) 930-9725 Attention: Darrin M. Ocasio

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

SECTION 8.07 Interpretation; Exhibits and Sections; Certain Definitions.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include all Exhibits hereto and the Company Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) For all purposes of this Agreement:

“Action” means, any action, suit, inquiry, notice of violation or proceeding before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign)

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York City are authorized or required by Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Obligation” means any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Company Material Adverse Effect” means any event, change, development, effect or occurrence (an “Effect”) that, individually or together with any other Effect, is materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of any Company, taken as a whole; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any Effect to the extent resulting from the following: (a) any Effect affecting the businesses or industries in which such Company operates (including general pricing changes), (b) any change in general economic or business conditions, including changes in the financial, securities or credit markets (including changes in interest rates and currency rates), or changes in such conditions in any area in which such Company operates, (c) any change in global or national political conditions, (d) the negotiation, execution, announcement, pendency or performance of this Agreement and the transactions contemplated by this Agreement, (e) any failure, in and of itself, of such Company to meet any estimates, expectations, forecasts or projections, including revenues, earnings or other measures of financial performance, for any period; provided, however, that the facts and circumstances underlying any such failure may, except as may be provided in subsections (a), (b), (c), (d), (f), (g), (h), (i) or (j) of this definition, be considered in determining whether a Company Material Adverse Effect has occurred, (f) any change in GAAP or other accounting standards or any change in any Laws or interpretations thereof, in each case, after the date of this Agreement, (g) any act of God or any change that is the result of any outbreak or escalation of acts of war, material armed hostilities or other material international or national calamity, acts of terrorism or natural disasters, (h) any loss of or adverse change in the business relationship between any Company, on the one hand, and Purchaser or any of its Affiliates, on the other hand, (i) any fees, expenses or change of control payments incurred in connection with this Agreement and the transactions contemplated by this Agreement or (j) any action expressly required or permitted by this Agreement, including actions required to be taken by this Agreement upon the specific request of Purchaser, or the failure to take any actions due to the restrictions set forth in this Agreement; except, with respect to clauses (a), (b), (c), (f) or (g), so long as such changes do not have a disproportionate adverse impact on such Company, taken as a whole, relative to other businesses of similar size operating in the same industry in which such Company operates.

“Consent” means any consent, approval, authorization, permit, clearances, exemption and notice.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, deeds, undertakings, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Copyright Levies” means, for the purposes of this Agreement, the levies on certain private copyrights on recordable optical media intended to compensate copyright holders with fair compensation for the harm caused by private copies made by natural persons of protected works under the European Copyright Directive, which became effective in 2002 (the “Directive”), which levies are generally charged directly to the importer of a product upon the sale of the products, and payers of levies thereby remit levy payments to collecting societies which, in turn, distribute funds to copyright holders.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign.

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with Generally Accepted Accounting Principles (GAAP)) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (“Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) copyrights and all other similar rights throughout the world; (c) design rights; (d) trade names, logos, trademarks and service marks, trade dress, certification marks and the goodwill associated with the foregoing; (e) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act or under similar foreign statutory and common law), business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (f) software, including data files, source code, object code, application programming interfaces, architecture, documentation, files, records, schematics, computerized databases and other software-related specifications and documentation; and (g) Internet domain names; and in each case of (a) to (g) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation or proceeding of any nature, civil, criminal, regulatory or otherwise, at law or in equity.

“Order” means order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Party” means any of Purchaser or Seller, and “Parties” means both of them collectively.

“Payment Occurrence” means the settlement or final adjudication (without any ability to further appeal by either party) as to all demands, claims, counterclaims, cross-claims, third-party-claims, damages, fees (including attorneys’ fees), costs and expenses, brought and raised, on any matters arising from or related to the Subsidiary Litigation.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges or assessments not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Permits” means any material certificates, licenses, permits, authorizations and approvals required by Law in connection with the operation of the business of any Company as presently conducted.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby.

“Purchaser’s Knowledge” or “Knowledge of the Purchaser” means the actual knowledge of the managing member of Purchaser.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Knowledge” or “Knowledge of the Seller” means the actual knowledge of the executive officers of Seller.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Subsidiary Litigation” means those lawsuits, claims and other legal proceedings involving the Companies concerning claims and counterclaims relating to excess payments made by the Companies relating to Copyright Levies in France and/or the Netherlands as more fully described in Schedule I to this Agreement.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 8.08. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

SECTION 8.09. Entire Agreement; Survival. This Agreement (including the Exhibits to this Agreement) and the Company Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

SECTION 8.10. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 8.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

SECTION 8.12. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

SECTION 8.13. Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof, (c) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the United States District Court for the Southern District of New York, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in New York, and any appellate court from any thereof. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.06. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

[signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

GLASSBRIDGE ENTERPRISES, INC.

By:
Name:
Title:

IMN CAPITAL HOLDINGS INC.

By:
Name:
Title:

Signature Page to Securities Purchase Agreement

Schedule I – Subsidiary Litigation Related to Copyright Levies

Company	Jurisdiction	Court or Tribunal	Matter Name and Identifying Number	Levy Reimbursement Amount Claimed	[Other Information as Applicable]
Imation Europe BV	France	Cour D’Appel De Paris	16/08482 -N° Portalis 35L7- V-B7A-BYR7B	Claim: Eur47.2 million Counter Claim: Eur18.1 million

Imation Europe BV	Dutch	District Court of The Hague	C/09/489719/HA ZA 15-659	Claim: Eur12.9 million Counter Claim: Eur2.0 million